UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 16, 2022

SPOK HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32358	16-1694797
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5911 Kingstown Village Pkwy, 6th Floor		22315
Alexandria,	Virginia
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (800) 611-8488
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SPOK	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 2.02 Results of Operations and Financial Condition.
On February 17, 2022, Spok Holdings, Inc. (the “Company”) issued a press release announcing financial results for the fourth quarter and year ended December 31, 2021. A copy of the press release is furnished as Exhibit 99.1 to this report.
The information in this Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 2.05 Costs Associated with Exit or Disposal Activities.
On February 16, 2022, the Board of Directors of the Company (“the Board”) authorized a new strategic business plan that includes a restructuring program to discontinue Spok Go, eliminate all associated costs, and to optimize the Company’s existing structure to drive continued cost improvement. As part of the restructuring program, the Company intends to eliminate approximately 175 positions, primarily in research and development, but also in professional services, selling and marketing, and back-office support functions.
The Company expects to record one-time, pre-tax restructuring charges of approximately $6.4 million to $10.2 million, comprised of approximately $5.0 million to $6.6 million in severance and personnel related costs and approximately $1.4 million to $3.6 million in contractual terminations. Future cash payments related to these charges are expected to generally be within the same ranges. The restructuring actions associated with these charges are expected to be substantially complete in 2022.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 16, 2022, the Company entered into a letter agreement with Vincent D. Kelly, the Company’s President and Chief Executive Officer. The letter agreement extends the term of Mr. Kelly’s employment agreement with the Company through December 31, 2024 and sets forth certain changes to Mr. Kelly’s compensation. For 2022, Mr. Kelly’s annual base salary is $600,000, his target annual bonus award level is $500,000 and the target amount of his annual long-term incentive award is valued at $1,000,000. These amounts are reduced for 2023 and 2024 to $500,000, $400,000 and $800,000, respectively.
In addition, on February 16, 2022, the Company approved an amended retention bonus program for certain company officers, including Michael Wallace, the Company’s Chief Financial Officer and Chief Operating Officer, and Sharon Woods Keisling, the Company’s Corporate Secretary and Treasurer. Under the program, as amended, retention bonuses will be paid in a single lump sum upon the earlier of December 31, 2022 or the date of consummation of a Company sale or other change in control transaction, subject to the recipient’s continued employment with the Company through such date. This retention bonus program amends and replaces, without duplication, the retention bonus program previously approved by the Company on September 11, 2021 in connection with the commencement of its strategic alternatives review process. The amended retention bonus program provides retention bonuses of $200,000 for Mr. Wallace and $87,500 for Ms. Woods Keisling.

Item 7.01 Regulation FD Disclosure.
On February 17, 2022, the Company issued a press release announcing the new strategic business plan described under Item 2.05 above. A copy of the press release is furnished as Exhibit 99.2 to this report.
The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.2, shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 8.01 Other Events.
On February 16, 2022, the Board declared a regular quarterly dividend of $0.3125 per share of the Company's common stock payable on March 30, 2022, to stockholders of record on March 16, 2022.
Also on February 16, 2022, the Board authorized a share repurchase program for up to $10 million of the Company’s common stock. Under the repurchase program, repurchases can be made from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or otherwise, all in accordance with the rules of the Securities and Exchange Commission and other applicable legal requirements. The specific timing, price and size of purchases will depend on prevailing stock prices, general economic and market conditions, legal requirements and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of common stock, and the repurchase program may be suspended or discontinued at any time at the Company’s discretion.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

Exhibit
No.	Description
99.1	Spok Holdings, Inc. Earnings Press Release dated February 17, 2022
99.2	Spok Holdings, Inc. Press Release dated February 17, 2022
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spok Holdings, Inc.

Date:	February 17, 2022	By:	/s/ Michael W. Wallace
			Name:	Michael W. Wallace
			Title:	Chief Financial Officer